           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Balanced Fund:

We consent to the use in this Registration Statement of Oppenheimer Balanced
Fund, formerly Oppenheimer Multiple Strategies Fund, of our report dated
October 21, 2004, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered
Public Accounting Firm" appearing in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado
November 22, 2004